Exhibit 10.1
REAL ESTATE PURCHASE
AND
SALE AGREEMENT

This real estate purchase and sale agreement (“Agreement”) is made effective as of June 18, 2018 (the “Effective Date”), by and between Benaroya Capital Company, L.L.C. a Washington limited liability company (“Seller”), and Trupanion, Inc, a Delaware Corporation (“Buyer”). Seller and Buyer are Landlord and Tenant under that certain Office Lease dated August 10, 2015 (the “Buyer Lease”). The Seller and Buyer agree as follows:

1.    Sale of Property. The Seller agrees to sell to the Buyer, and the Buyer agrees to purchase from the Seller (the “Transaction”), pursuant to the terms of this Agreement, the Property (as defined in Section 1(a) below).

(a)    The term “Property” means, collectively, any and all of Seller’s right, title and interest in and to the following:
(i)    fee simple title to that certain parcel of real estate located at, and commonly known as, the 6100 Building, located at 6100 Fourth Avenue South, Seattle, WA (the legal description is attached hereto as Exhibit “A”), together with all buildings, improvements and fixtures located thereon, and all rights, privileges and appurtenances pertaining thereto, including any and all of Seller’s right, title and interest in and to all parking areas, rights-of-way, open or proposed streets, alleys, easements, strips or gores of land adjacent thereto (collectively, the “Real Property”);
(ii)    A. all tangible personal property owned by Seller, located on the Real Property, and used in connection with the ownership, operation and maintenance of the Real Property (as shown and listed on Schedule 1(a)(ii) (which Schedule 1(a)(ii) may be updated by Seller at Closing to reflect modifications thereto made in the ordinary course of business so long as any property that is disposed of is obsolete or is replaced with an equivalent of equal or greater utility and value), and B. the books and records of the Property (the property described in clauses (A) and (B), collectively, the “ Personal Property”); provided that the Personal Property shall exclude (1) any property belonging to any Tenant, any property manager, or any party other than Seller, and (2) the property described as Excluded Personal Property on Schedule 1(a)(ii);
(iii)    to the extent in effect on the Closing Date, and subject to the terms of this Agreement:
A.the leases, with such amendments, modifications, assignments and guarantees relating thereto as are identified on Schedule 1(a)(iii) (as updated at the Closing to reflect (A) any new leases, licenses, guarantees, assignments, amendments or modifications made after the Effective Date and (B) any leases, licenses or guarantees that exist on the Effective Date, but that expire, terminate or are not otherwise in existence on the Closing Date (collectively, the “Leases);
B.all assignable warranties relating to any of the Real Property or Personal Property (collectively, “Warranties”);

C.all assignable licenses and permits issued for, or with respect to, the Real Property or the Personal Property by any governmental authority primarily in connection with the use, operation, leasing or ownership of the Real Property or the Personal Property (collectively, “Licenses and Permits);
D.all assignable intangible property relating primarily to the Real Property or the Personal Property in Seller’s possession or control, including any telephone numbers and exchanges, trade styles, trademarks, trade names, service marks, symbols, logos, URLs, copyrights, domain names and other identifying material and intellectual property rights, owned by Seller and used primarily in connection with the use, operation, leasing or ownership of the Real Property or the Personal Property (collectively, the “Intangible Property”); provided that the Intangible Property shall exclude (1)  any property belonging to any Tenant, any Property Manager, any Seller affiliate or any party other than Seller, and (2) any and all URLs or other internet sites relating to Seller, any Seller affiliate or any Property Manager; and
E.all assignable Contracts Buyer elects to assume (collectively with the Leases, Warranties, Licenses and Permits and Intangible Property, the “Other Property Rights”).

2.    Purchase Price. The purchase price for the Property is the sum of (a) Fifty-Five Million & 00/100 Dollars ($55,000,000.00), plus (b) that number of Shares determined by dividing $10,000,000 by the per share public offering price in the Financing (as defined in Section 8(d) (“Purchase Price”). $75,000.00 of the Purchase Price shall be allocated to the Personal Property. The Purchase Price shall be payable as follows:

(a)    Earnest Money Deposit. Cash in the amount of Three Million Two Hundred Fifty Thousand and No/100 Dollars ($3,250,000.00) shall be deposited by the Buyer into escrow with Chicago Title Insurance Company 701 Fifth Avenue, Suite 3400, Seattle, Washington 98104; Attn: Michael Costello, (the “Escrow Agent”) within three (3) business days of mutual execution of this Agreement by the Seller and Buyer. The cash so deposited with the Escrow Agent shall be referred to as the “Earnest Money Deposit.” Upon written approval and acceptance by Buyer as provided for in Section 8 herein, the Earnest Money Deposit shall be nonrefundable, except as expressly provided herein. In the event that Buyer is entitled to the return of the Earnest Money Deposit under the terms of this Agreement, and except in the event of a termination of this Agreement due to a Seller default, such Earnest Money Deposit shall only be returned to Buyer after Seller has confirmed to the Escrow Agent that Buyer has provided to Seller copies of the Confidential Reports (as defined in Section 8(b) below).

(b)    Interest. The Escrow Agent shall hold the Earnest Money Deposit in an interest-bearing account and all interest thereon will be included in the Earnest Money Deposit.

(c)    Application of Released Funds. Upon Closing, the Earnest Money Deposit shall be applied toward the cash portion of the Purchase Price. The Purchase Price shall be paid as follows:

1.	Fifty-Five Million and No/100 Dollars ($55,000,000.00) in cash at Closing; and

2.
Ten Million and No/100 Dollars ($10,000,000.00) in the form of shares of common stock of the Buyer (the “Shares”), which Shares shall be delivered to and held by the transfer agent, on behalf of Seller, as of Closing. Buyer will issue that number of Shares determined by dividing Ten Million and No/100 Dollars ($10,000,000.00) by the per share public offering price in the Financing (as defined in Section 8(d)), pursuant to a Stock Purchase Agreement in the form attached hereto as Exhibit D, to be entered into on the date of pricing of the Public Offering

(the “Stock Purchase Agreement”).  Seller will be prohibited from selling the Shares for a period of two (2) years following the pricing of the Financing (the “Lockup Period”), as described in the Stock Purchase Agreement.

3.    Closing. The purchase and sale of the Property (“Closing”) shall take place at the office of the Escrow Agent on a date designated by Buyer (such date, the “Closing Date”) but not later than the latest to occur of  (i) the date that is ten (10) days after Seller completes Landlord’s Work in Buyer’s Premises as such terms are defined under the Buyer Lease, (ii) the date that is ten (10) days after Buyer’s completion of the Financing, (iii) the date that is ten (10) days after Buyer’s receipt of Regulatory Approval, and (iv) the date that is ten (10) days after the later of the Feasibility Date and the Contingency Date, but in no event later than January 1, 2019. Buyer’s obligation to purchase is subject to removal of all contingencies set forth in Section 8 and is fully conditioned upon the terms and conditions of Section 8 of this Agreement.

4.    Condition of Title; Title Insurance.

(a)    The conveyance of title to the Property to Buyer, or its nominees, successors or assigns, shall be by delivery at Closing to Buyer by Seller of: (i) Seller’s bargain and sale deed conveying title subject only to approved exceptions described below; (ii) an Assignment and Assumption of Leases; and (iii) a Bill of Sale of the Personal Property described in Section 10 below.

(b)    Seller shall furnish to Buyer an extended form policy of Title Insurance, such policy to be effective on the Closing Date. No later than five (5) business days after full execution of this agreement, Seller shall furnish Buyer with a preliminary commitment for Title Insurance from Chicago Title Insurance Company (herein called “Commitment”) on the Property, together with full copies of any exceptions set forth therein. Seller will deliver to Buyer as provided in Section 8 below the survey in its possession, Buyer shall be responsible for updating the survey (if required by the title company in connection with the policy of Title Insurance). The Buyer shall have until and through fifteen (15) days after receipt of this Commitment to object to any such exception and any exception to which Buyer does not so timely object to in writing shall be deemed a “Permitted Exception”. Seller agrees that it shall remove any mortgages, judgment liens and mechanics liens (except for any notices of liens associated with the Schindler Elevator Corporation elevator work) arising solely out of Seller’s activities. Buyer also acknowledges that there are ongoing conversations with the City of Seattle regarding a mid-block crossing of Fifth Avenue, and that the memorialization, if any, of such efforts would be included as a Permitted Exception. In the event Buyer notifies Seller within such period that Buyer disapproves one or more exceptions to title, Seller shall notify Buyer in writing within five (5) business days after Buyer’s notification as to whether Seller agrees to remove the exceptions so disapproved. Within five (5) business days thereafter, if Seller elects not to eliminate any disapproved exception (or if Seller fails to timely respond, such silence shall be deemed an election not to eliminate any disapproved exception), Buyer may elect to terminate this Agreement, in which case the Earnest Money Deposit shall promptly be returned to Buyer as provided hereunder, this Agreement shall be of no further force and effect and neither party shall have any rights or obligations hereunder except those that are expressly stated to survive termination of this Agreement. If Buyer does not elect to cancel this Agreement, Buyer’s objections to the disapproved exceptions which Seller elects not to eliminate shall be deemed waived and the Property shall be conveyed to the Buyer with such defects as Permitted Exceptions without credit against the Purchase Price. Seller shall have until Closing to eliminate any disapproved exceptions that Seller has agreed to remove from the Policy of Title Insurance to be issued in favor of the Buyer.

(c)    (i)    Buyer shall have the right to object to any material matters affecting Seller’s fee simple title to the Real Property that are not Permitted Exceptions and that first arise in any update to the Commitment delivered after Buyer’s initial title objections (each, a “Title Update Defect” and, collectively,

“Title Update Defects”). Such objections must be made by written notice from Buyer to Seller within five (5) business days after Buyer’s receipt of the Update disclosing the applicable material title matter (unless there is less than five (5) business days prior to the Closing Date, then Buyer must deliver notice of such objection prior to the Closing). Each such title matter set forth on an update to which Buyer shall not timely object shall constitute an additional Permitted Exception, and Buyer shall have no right to object thereto. Title Update Defects that are timely objected to by Buyer are herein collectively referred to as “Title Update Objections”.

(ii)    Upon Seller’s receipt of a Title Update Objection, Seller may elect (but shall not be obligated) to remove, at Seller’s expense, any Title Update Objection and shall be entitled to a reasonable adjournment of the Closing (not to exceed thirty (30) days in the aggregate) to accomplish the same. Seller shall notify Buyer in writing (“Seller’s Update Response”) (A) within five (5) business days after Seller’s receipt of Buyer’s notice of the applicable Title Update Objection whether Seller will attempt to remove the applicable Title Update Objection or (B) if Seller has previously informed Buyer that it will attempt to remove a particular Title Update Objection, within five (5) business days after Seller determines that Seller is unable to remove such Title Update Objection (provided, however, in each case, that with respect to each Seller’s Update Response, if there are five (5) or fewer business days before the scheduled Closing Date, then Seller shall notify Buyer of its election prior to the Closing). If Seller fails to timely deliver Seller’s Update Response in accordance with the foregoing, then Seller shall be deemed to have elected not to remove the underlying objection.

(iii)    If Seller elects (or is deemed to have elected) not to remove the applicable Title Update Defect, or if Seller has notified Buyer that Seller is unable to do so, then Buyer must elect, by written notice (“Buyer’s Update Response”) to Seller delivered within five (5) business days after Buyer’s receipt of Seller’s Update Response (or the date upon which Seller is deemed to have elected not to remove the underlying objection) (but in all cases, at least one (1) business day prior to the Closing Date (and any extensions thereof), and, if necessary, the Closing Date shall be postponed for such one (1) additional business day) either to:

A.    accept title subject to the applicable Title Update Defect, in which case the applicable Title Update Defect shall be deemed to be a Permitted Exception for all purposes of this Agreement; or

B.    terminate this Agreement, in which case the Earnest Money Deposit shall promptly be returned to Buyer (after Seller has confirmed to the Escrow Agent that Buyer has provided to Seller copies of the Confidential Reports (as defined in Section 8(b) below), which confirmation will not be unreasonably withheld or delayed), this Agreement shall be of no further force and effect and neither party shall have any rights or obligations hereunder except those that are expressly stated to survive termination of this Agreement.
If Buyer shall fail to timely deliver Buyer’s Update Response to Seller, then Buyer shall be deemed to have elected to accept title subject to the applicable Title Update Defect in accordance with the preceding clause (A), in which case, the applicable Title Update Defect shall be deemed to be a Permitted Exception (and there shall be no adjustment to the Purchase Price or other concession in connection therewith). Such election (or deemed election, as applicable) shall be Buyer’s sole and exclusive right and remedy with respect to the applicable Title Update Defect.
(iv) Notwithstanding the foregoing provisions of this Section 4(c), at or prior to the Closing, Seller shall cause to be removed any Title Objection that is voluntarily and solely caused by Seller after the Effective Date (unless the same has been consented to in writing by Buyer). For the avoidance of doubt, any title matter caused by the conduct or omission of a Tenant or another third-party or by governmental action shall not be a Title Objection voluntarily caused by Seller.
(d)    Buyer shall be entitled to request that Title Company provide, at Buyer’s sole cost and expense, such endorsements to the Title Commitment as Buyer may reasonably request, provided that (i) such endorsements shall be at no cost or additional Liability to Seller, (ii) Buyer’s obligations under this Agreement shall not be conditioned upon Buyer’s ability to obtain such endorsements and, if Buyer is unable to obtain such endorsements, then Buyer shall nevertheless be obligated to proceed to close the Transaction without any adjustment to the Purchase Price or any other term hereof and (iii) the Closing shall not be delayed as a result of Buyer’s request to obtain any such endorsements. At the Closing, Seller shall execute and deliver to Title Company a commercially reasonable title affidavit to allow Title Company to issue an extended coverage title policy.
5.    Prorations. (a) Proration of taxes, utilities, rentals, revenues and other income, if any, from the Property and any other charges which are not required to be paid by directly by the tenants shall be prorated as of 11:59 p.m. on the day prior to the Closing Date (“Proration Date”). There shall be no proration of any insurance premiums with respect to the Property, nor any assumption of insurance coverage by Buyer. All real and any personal property taxes that are required to be prorated shall be prorated to the Proration Date. Each party shall pay their own attorneys’ fees. Lease income and all other income and revenue of the Property shall be prorated as of the Proration Date based upon the rental income and revenue actually collected for the month in which Closing occurs. Any rental delinquencies paid after Closing shall be applied first to current delinquent rents owed to Buyer, then to current rents owed to Buyer, and then to delinquent rent owed to Seller for the period prior to Closing. Security deposits, prepaid rents, and all other deposits and fees shall be transferred to Buyer in cash at Closing. Operating Expenses and other pass through costs under the Tenant Leases, if any, shall also be prorated at the Proration Date based upon Buyer’s and Seller’s good faith estimates thereof, provided that upon final reconciliation of such charges, Seller will be responsible for any refunds due tenants for overpayments due for period prior to Closing and Seller shall be entitled to collect from tenants any underpayments due for periods prior to Closing. Any revenue or expense amount which cannot be ascertained with certainty as of Closing shall be prorated based upon the parties’ reasonable estimation, and shall be reconciled within thirty (30) days of Closing or as soon thereafter as the precise amounts can be ascertained. Either party owing the other party money based upon the final reconciliation shall promptly pay it to the other party, which amount shall bear interest at the rate of 12% per annum from the date 10 days after written demand for such payment is made by the party entitled to such payment.
(b)    Seller shall pay any real estate excise tax in connection with this sale, and Buyer shall pay the recording fees for Seller’s deed.

(c)    Seller shall pay the premium for an owner’s standard coverage owner’s policy of title insurance. Buyer shall pay for the extended coverage portion of the premium and any endorsements requested by Buyer.

(d)    Seller and Buyer shall each pay one-half of the escrow and closing fees charged by the Escrow Agent.

(e)    Other items will also be prorated as customary in Seattle, Washington

6.    Possession. The Buyer shall be entitled to possession of the Property on the Closing Date, subject to the rights of tenants under existing leases.

7.    Seller’s Representations and Warranties. The Seller hereby warrants, represents and covenants with Buyer as of the date of this Agreement as follows:

(a)    Tenant Leases. Seller will as part of the Review Materials provide to Buyer full, true and complete copies of all Tenant Leases. The Tenant Leases have not been amended, orally or in writing, except as previously disclosed to Buyer in writing. These representations regarding Tenant Leases extend to and include any subleases only to the extent Seller has actual knowledge of a sublease. With respect to the Tenant Leases:
i.There are no oral or written leases, rental agreements or other occupancy agreements entered into or assumed by Seller other than the Tenant Leases allowing any person to occupy any portion of the Property.
ii.Seller has not provided any persons other than (1) the tenants named in the Tenant Leases or (2) Seller’s contractors and vendors identified to Buyer, any right of possession to any portion of the Property.
iii.Except as specifically reflected in the Tenant Leases, no concessions or abatements have been given to any tenant under a Tenant Lease and no tenant is occupying a portion of the Property free of rent.
iv.Excluding security deposits and advanced rentals disclosed in the Tenant Leases, no more than one months’ rent has been paid in advance by any tenant under a Tenant Lease.
v.To the best of Seller’s actual knowledge, each Tenant Lease has been executed and is in full force and effect without modification and full rent is accruing thereunder.
vi.Other than Buyer, no person has been granted by Seller an option or right of first refusal to purchase or lease any interest in the Property under a Tenant Lease or otherwise, and except as reflected in the Tenant Leases, no tenant or other person has any expansion rights or renewal rights.
vii.Tenants have taken occupancy of their units under the Tenant Leases.
viii.No tenant is an affiliate of or affiliated with Seller.

ix.Seller has not received written notice that it is in default under any Tenant Lease. To the best of Seller’s actual knowledge, there have been no acts or omissions by Seller that are likely to, with the passage of time, the giving of notice or both, constitute a default by Seller under a Tenant Lease.
x.Other than rental or other delinquencies as set forth on the Delinquency Report, and to the best of Seller’s knowledge, no Tenants under a Tenant Lease are in default thereunder.

xi.Except for the $100,000 commission due to Jones Lang LaSalle Brokerage, Inc. as provided in Section 22 below, no brokerage or leasing commission is due, unpaid or partially paid, or may become due in the future, with respect to Tenant Leases. Seller will pay this commission which is due at Closing.
(b)    Use of Property. To the best of Seller’s knowledge, the present use and operation of the Property are authorized by and in material compliance with all laws, rules, regulations, permits, agreements, and licenses with respect thereto and all covenants and restrictions disclosed in the Commitment. Seller has disclosed to Buyer that the Property is a legally non-conforming use.

(d)    Personal Property.     To the best of Seller’s actual knowledge, there is no material Personal Property which has not been identified in the list of Personal Property provided to Seller as part of the Review Materials. Any such Personal Property discovered by Buyer or Seller prior to or after the Closing shall be transferred by Seller to Buyer at no additional cost, free and clear of all liens, claims and other encumbrances.

(e)    Contracts. Seller will make available as part of the Review Materials full, true and complete copies of all assignable contracts and agreements concerning the maintenance or repair of the Property (the “Contracts”). To the best of Seller’s actual knowledge, all such Contracts have been executed and are in full force and effect (other than Contracts required to be terminated by Seller prior to Closing pursuant to Section 8). To the best of Seller’s actual knowledge, Seller has not received written notice of any default or breach by Seller under any Contract. To the best of Seller’s knowledge, no act or omission by Seller has occurred which, with the passage of time, the giving of notice, or both would constitute a default by Seller under any Contract. In addition, to the best of Seller’s knowledge, the parties other than Seller to any Contract are not in default thereunder.

(f)    Litigation. There is no claim, litigation, proceeding or governmental investigation pending, or, so far as known to Seller, threatened against or relating to the Property (other than discussions regarding a possible addition of a mid-block crossing on Fifth Avenue).

(g)    No Defaults. Neither the execution or delivery of this Agreement, the consummation of the transactions contemplated hereby, nor the fulfillment of the terms hereof, will conflict with or result in a breach of any of the terms, conditions or provisions of, or constitute a default under, any agreement or instrument which affects the Property or to which the Property is subject or any applicable laws or regulations of any governmental body having jurisdiction over the Property.

(h)    Organization. Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the state of Washington and is fully authorized to own and operate the Property in the manner in which the Property is currently operated. This Agreement has been duly authorized, executed and delivered by Seller and is a valid and binding obligation of Seller. No other authorizations or approvals, whether of governmental bodies or otherwise, will be necessary in order for Seller to enter into this Agreement. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will: (i) be in violation of Seller’s organizational documents; (ii) conflict with or result in a breach of any law, regulation, writ, injunction or decree of any court or governmental instrumentality applicable to Seller; (iii) constitute a breach of any evidence of indebtedness or agreement to which Seller is a party or by which Seller is bound.

(i)    Financial Statements. To the best of Seller’s actual knowledge the Property financial statements provided to Buyer as part of the Review Materials (i) are true and complete in all material respects and (ii) fairly present the income and expenses of the Property for the periods covered by such statements.

(j)    Zoning. There is no existing or pending, and Seller has no knowledge of any contemplated, threatened or anticipated: (i) change in the zoning classification of the Property; or (ii) widening, change of grade or limitation on use of streets abutting the Property (except for the potential mid-block crossing of Fifth Avenue).

(k)    Assessments. Except as reflected in the Preliminary Commitment, and except with respect to the potential mid-block crossing of Fifth Avenue, Seller has not received written notice of any threatened or planned public improvements which will result in the imposition of a tax, assessment or other lien on the Property.

(l)    Hazardous Substances. Except as described in environmental reports provided to Buyer as part of the Review Materials, to the best of Seller’s actual knowledge without investigation (i) the Property does not contain, no activity on the Property has produced, and the Property has not been used in any manner for the storage, discharge, deposit or dumping of hazardous or toxic wastes or substances, whether in the soil, ground water or otherwise; (ii) the Property does not contain underground tanks of any kind;

(iii) the Property does not contain and does not produce polychlorinated biphenyls, urea formaldehyde, asbestos or radon gas; (iv) the Property does not contain toxic mold; and (v) there are no surface or subsurface conditions which constitute or with the passage of time may constitute a public or private nuisance. Seller has not undertaken any of the foregoing activities and has not caused or allowed any of the foregoing conditions to exist on the Property.

Seller hereby agrees to defend, protect, indemnify and hold Buyer harmless from any and all loss, damage, liability or expense, including attorneys’ fees and costs, Buyer may suffer as a result of any breach of or any inaccuracy of the foregoing representations and warranties, provided that before there is a claim, the cumulative loss must exceed $10,000.00 and Seller’s total liability shall not exceed $200,000.00. These representations and warranties shall survive Closing for a period of 15 months, and Buyer must give Seller notice of any alleged breach of a representation or warranty within such 15 month period in order to pursue any claim for such breach.

Seller’s knowledge is defined as the actual knowledge of Larry Benaroya, Manager of Seller, Mark Johnson, and Dave Vranizan, property manager.
8.    Buyers Project Feasibility.

(a)    Review Materials. Within five (5) business days of the date of this Agreement, Seller shall provide to Buyer at Seller’s sole cost and expense the following materials to the extent that they are in Seller’s actual possession (the “Review Materials”). In addition, Seller agrees to use commercially reasonable best efforts to request any materials from third parties, including, without limitation, Seller’s consultants and agents that Seller reasonably believes might have relevant review materials that have not otherwise been provided by Seller, and Seller thereafter shall provide such materials to Buyer upon receipt. Seller shall not be in default under this Agreement if any of the consultants and agents do not provide such materials.

(i)    A rent roll for the Property (the “Rent Roll”), dated as of the first day of the month in which this Agreement is dated, in Seller’s standard format.

(ii)    A list of all Personal Property, together with copies of all warranties and service agreements applicable thereto.

(iii)    A list of all contracts, service contracts, management contracts, and repair contracts applicable to the Property, together with complete copies thereof.

(iv)    A list of all current licenses, permits, certificates of occupancy and other approvals in Seller’s actual possession with respect to the ownership and operation of the Property, together with complete copies thereof.

(v)    Any existing surveys of the Property.

(vi)    As-built plans and specifications for the Property, if any.

(vii)    Financial Statements for the Property for the last five (5) years, together with monthly income and expense statements for the Property for each of the last twelve (12) months prior to the date of this Agreement.

(viii)    A list and description of all current ongoing and/or pending litigation relating to the Property, and an insurance claims history for the last five (5) years.

(ix)    A complete copy of all environmental, engineering, physical inspection, structural, and soils reports in Seller’s possession relating to the Property and the Improvements.

(x)    Copies of all Tenant Leases, including all amendments thereto, all Tenant Lease files, and copies of all Tenant Lease guaranties and other security related to the Tenant Leases (and including financial statements from tenants or lease guarantors to the extent in Seller’s possession).

(xi)    Property operating statements and operating expense details, if any, to the extent in Seller’s actual possession, with respect to the tenants under the Tenant Leases for the current year and the two preceding years.

(b)    Seller grants to Buyer a period of up to sixty (60) days after the date Seller delivers to Buyer the Review Materials (the “Feasibility Date”) for Buyer or its agents to enter upon the Property for the purpose of conducting studies, at Buyer’s expense, to determine the feasibility of the Property for the Buyer’s intended use. Such studies will include, without limitation, Buyer’s review and determination with respect to the following: a review of any and all permits, zoning information, availability of utilities, and studies relating to the presence of hazardous or toxic materials. Buyer shall have the right, at any time after the date of this Agreement, but subject to at least two (2) business days’ prior notice to Seller, and further subject to any applicable notice provisions under Tenant Leases, to make other tests that Buyer may desire, so long as such tests (1) do not materially damage or expose the Property or Seller to any lien or liability, and (2) do not disturb or interfere with Tenants’ occupancy or business under the Tenant Leases. Buyer shall restore the Property to its original condition after concluding each test. If the Buyer, based upon the studies specified above or any other studies performed by Buyer in its sole discretion, concludes during the feasibility period that the proposed acquisition of the Property is not feasible, then the Buyer shall be entitled to terminate this Agreement immediately upon written notice to the Seller, in which case the Earnest Money Deposit shall promptly be returned to Buyer, this Agreement shall be of no further force and effect and neither party shall have any rights or obligations hereunder except those that are expressly stated to survive termination of this Agreement. In the event the Buyer has not notified the Seller on or before the Feasibility Date of the Buyer’s intention to proceed to closing, then this Agreement shall be automatically terminated and the Buyer shall be entitled to return of the Earnest Money Deposit. If, on or before the Feasibility Date, Buyer delivers written notice to Seller waiving Buyer’s right to terminate, the Earnest Money shall become non-refundable (except as otherwise expressly stated herein) and Buyer and Seller shall proceed with the Transaction as provided in this Agreement. Buyer and Buyer’s consultants shall maintain or cause to be maintained commercial liability insurance coverage in an amount not less than $2,000,000 in the aggregate insuring against the damages resulting from Buyer’s consultants’ due diligence activities on the Property and shall name Seller as an additional insured thereunder. In the event the transaction contemplated hereby shall fail to close for any reason other than a default by Seller hereunder, or if Buyer terminates the Agreement pursuant to this Section 8(b), and as a condition to the receipt of the return of its Earnest Money Deposit (as outlined in Section 2(a) above), Buyer shall promptly deliver to Seller true, accurate and complete copies of third-party reports, studies or plans concerning the property prepared by or on behalf of Buyer in connection with its investigations hereunder (excluding any confidential or proprietary materials such as financial analysis or projections) (the “Confidential Reports”).

(c)    Estoppel Certificates. During the period between the date of this Agreement and the Feasibility Date, Seller will seek from each tenant under a Tenant Lease (except for the Lease with Buyer) an estoppel (the “Tenant Estoppel Certificates”) in the form attached hereto as Exhibit B (or the form specified in such Tenant Lease, if a form is specified in such Tenant Lease), confirming certain matters with respect to such Tenant Lease. For absolute clarity, the Tenant Estoppel Certificates will be requested only from Sur La Table and AeroTEC. The Estoppel Certificates shall expressly run in favor of both Buyer and Seller.

At least five (5) days before Closing, Seller shall have obtained Tenant Estoppel Certificates from Sur La Table and AeroTEC. Each Tenant Estoppel Certificate shall not disclose any material claims against Seller as landlord or material adverse matters. Seller shall prepare the Tenant Estoppel Certificates and shall provide copies to Buyer no later than the time it sends them to the tenants. Seller shall provide a copy of each signed Tenant Estoppel Certificate or any objections to the proposed form of certificate to Buyer immediately upon receipt thereof from each tenant. If on or before the Closing Date such condition is not satisfied (or waived by Buyer), Buyer shall have the right at its sole election either to waive the condition and proceed with the purchase of the Property or terminate this Agreement and the Earnest Money shall be returned to Buyer (and no party hereto shall have any further obligation in connection herewith except under those provisions that expressly survive a termination of this Agreement) after Seller has confirmed to the Escrow Agent that Buyer has provided to Seller copies of the Confidential Reports (as defined in Section 8(b) above), which confirmation will not be unreasonably withheld or delayed. Notwithstanding anything to the contrary herein, in the event Seller fails to obtain a Tenant Estoppel Certificate from a tenant under any Tenant Lease, at Buyer’s request, Seller shall deliver to Buyer on the Closing Date a certificate (the “Seller Tenant Certificate”) in the applicable form attached as Exhibit C executed by Seller, and in such event, Seller shall be deemed to have delivered a Tenant Estoppel Certificate with respect to such tenant for purposes of satisfying the condition under this Section 8(c).

(d)    Financing Contingency. Seller grants to Buyer a period of up to sixty (60) days after the date of this Agreement (the “Contingency Date”) to (1) complete a common stock offering in order to raise funds in advance of Closing (the “Financing”) and (2) receive from the New York Department of Financial Service approval for American Pet Insurance Company, a subsidiary of Buyer, to invest up to 10% of its Admitted Assets in an Affiliated Entity (the “Regulatory Approval”). Buyer agrees to use commercially reasonable efforts (1) to secure a Financing on terms reasonably acceptable to Buyer on or before the Contingency Date and (2) to receive the Regulatory Approval on or before the Contingency Date. If Buyer is not able to complete a Financing on or before the Contingency Date, then the Buyer shall be entitled to terminate this Agreement immediately upon written notice to the Seller and, upon notice from Buyer to Seller of termination, this Agreement shall be terminated and the Earnest Money Deposit shall promptly be returned to Buyer after Seller has confirmed to the Escrow Agent that Buyer has provided to Seller copies of the Confidential Reports (as defined in Section 8(b) above), which confirmation will not be unreasonably withheld or delayed, this Agreement shall be of no further force and effect and neither party shall have any rights or obligations hereunder except those that are expressly stated to survive termination of this Agreement. If Buyer does not deliver such a termination notice on or before the Contingency Date, Buyer shall be deemed to have waived its right to terminate based upon the Financing pursuant to this Section 8(d). If Buyer does not obtain Regulatory Approval on or before January 1, 2019, this Agreement shall automatically terminate, the Earnest Money Deposit shall promptly be returned to Buyer after Seller has confirmed to the Escrow Agent that Buyer has provided to Seller copies of the Confidential Reports (as defined in Section 8(b) above), and this Agreement shall be of no further force and effect and neither party shall have any rights or obligations hereunder except those that are expressly stated to survive termination of this Agreement.

(e)    Seller Contingency. Seller has approved the proposed form to be utilized for the Stock Purchase Agreement is attached hereto as Exhibit D; provided, however, that, without Seller’s written consent, Seller’s shares will not be issued above the closing share price of Trupanion’s stock as of the date immediately prior to the date the Buyer prices the Financing.

9.    “AS-IS” SALE. PURSUANT TO THIS AGREEMENT, BUYER AND ITS REPRESENTATIVES (INCLUDING BUT NOT LIMITED TO ENVIRONMENTAL CONSULTANTS, ARCHITECTS AND ENGINEERS) HAVE BEEN OR WILL BE AFFORDED THE RIGHT AND OPPORTUNITY TO ENTER UPON THE REAL PROPERTY AND TO MAKE SUCH INSPECTIONS OF

THE REAL PROPERTY AND MATTERS RELATED THERETO, INCLUDING THE CONDUCT OF SOIL, ENVIRONMENTAL AND ENGINEERING TESTS, AS BUYER AND ITS REPRESENTATIVES DESIRE. BUYER ACKNOWLEDGES THAT NOTWITHSTANDING ANY PRIOR OR CONTEMPORANEOUS ORAL OR WRITTEN REPRESENTATIONS, STATEMENTS, DOCUMENTS OR UNDERSTANDINGS, THIS SECTION 9 CONSTITUTES THE ENTIRE UNDERSTANDING OF THE PARTIES WITH RESPECT TO THE SUBJECT MATTER OF THIS SECTION 9 AND SUPERSEDES ANY SUCH PRIOR OR CONTEMPORANEOUS ORAL OR WRITTEN REPRESENTATIONS, STATEMENTS, DOCUMENTS OR UNDERSTANDINGS. BUYER FURTHER ACKNOWLEDGES THAT, EXCEPT AS SET FORTH IN SECTION 7 ABOVE, (I) NEITHER OF THE SELLER, NOR ANY PRINCIPAL, AGENT, ATTORNEY, EMPLOYEE, BROKER OR OTHER REPRESENTATIVE OF SELLER OR EITHER SELLER, HAS MADE ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND WHATSOEVER REGARDING THE PROPERTY, EITHER EXPRESS OR IMPLIED, AND (II) THAT BUYER IS NOT RELYING ON ANY WARRANTY, REPRESENTATION OR COVENANT, EXPRESS OR IMPLIED, WITH RESPECT TO THE PROPERTY, EXCEPT AS SET FORTH IN SECTION 7 ABOVE, AND AGREES THAT BUYER IS ACQUIRING THE PROPERTY IN WHOLLY AN “AS-IS” CONDITION WITH ALL FAULTS. IN PARTICULAR, EXCEPT AS SET FORTH IN SECTION 7, SELLER MAKES NO REPRESENTATIONS OR WARRANTIES WITH RESPECT TO THE USE AND CONDITION OF THE PROPERTY, INCLUDING WITHOUT LIMITATION THE CONDITION OF THE SOILS OR GROUNDWATERS OF THE PROPERTY AND THE PRESENCE OR ABSENCE OF HAZARDOUS MATERIALS ON OR UNDER THE PROPERTY OR ITS COMPLIANCE WITH APPLICABLE STATUTES, LAWS, CODES, ORDINANCES, REGULATIONS OR REQUIREMENTS RELATING TO LEASING, ZONING, SUBDIVISION, PLANNING, BUILDING, FIRE, SAFETY, HEALTH OR ENVIRONMENTAL MATTERS OR OTHER LOCAL, MUNICIPAL, REGIONAL, STATE OR FEDERAL LAND DEVELOPMENT REQUIREMENTS. BUYER REPRESENTS THAT IT IS KNOWLEDGEABLE IN REAL ESTATE MATTERS AND THAT UPON COMPLETION OF THE INSPECTIONS CONTEMPLATED OR PERMITTED BY THIS AGREEMENT, BUYER WILL HAVE MADE ALL OF THE INVESTIGATIONS AND INSPECTIONS BUYER DEEMS NECESSARY IN CONNECTION WITH ITS PURCHASE OF THE PROPERTY, AND THAT APPROVAL BY BUYER OF SUCH INSPECTIONS PURSUANT TO THIS AGREEMENT WILL BE DEEMED APPROVAL BY BUYER WITHOUT RESERVATION OF ALL ASPECTS OF THIS TRANSACTION INCLUDING BUT NOT LIMITED TO THE PHYSICAL CONDITION OF THE PROPERTY AND THE USE, TITLE AND THE FINANCIAL ASPECTS OF THE OPERATION OF THE PROPERTY.

SUBJECT TO THE PROVISIONS SET FORTH IN SECTION 7 OF THIS AGREEMENT, BUYER AGREES THAT, UPON THE CLOSING, BUYER SHALL CONCLUSIVELY BE DEEMED TO HAVE RELEASED SELLER, ITS MANAGERS, PARTNERS, EMPLOYEES, CONSULTANTS, ATTORNEYS, AGENTS AND THE AFFILIATES OF EACH OF THE FOREGOING (“AFFILIATES”) FROM ALL RESPONSIBILITY REGARDING THE VALUATION AND CONDITION OF THE PROPERTY (INCLUDING, WITHOUT LIMITATION, THE ENVIRONMENTAL CONDITION OF THE PROPERTY), AND SHALL CONCLUSIVELY BE DEEMED TO HAVE ACCEPTED THE PROPERTY IN ITS THEN EXISTING CONDITION, “AS IS, WHERE IS” AND “WITH ALL FAULTS”, WITHOUT WARRANTY OF ANY KIND AND NATURE WHATSOEVER THAT MAY THEN EXIST, EXCEPT FOR THE SELLER’S REPRESENTATIONS HEREIN, WHETHER THE SAME ARE OF A LEGAL NATURE, A PHYSICAL NATURE, OR OTHERWISE, AND THE CLOSING SHALL CONCLUSIVELY ESTABLISH A COMPLETE BAR TO ANY ACTION BY BUYER AGAINST SELLER OR ITS AFFILIATES REGARDING THE VALUATION OR CONDITION OF THE PROPERTY, EXCEPT AS OTHERWISE PROVIDED IN SECTION 7 OF THIS AGREEMENT, AND EXCEPT FOR ANY CLAIMS RELATED TO FRAUD, GROSS NEGLIGENCE, INTENTIONAL MISREPRESENTATION, AND/OR CRIMINAL ACTS.

NOTICE IS HEREBY GIVEN THAT ALL PERSONS DEALING WITH SELLER SHALL LOOK TO THE ASSETS OF SELLER FOR THE ENFORCEMENT OF ANY CLAIM AGAINST SELLER, AS NONE OF THE MANAGERS, PARTNERS, OFFICERS, EMPLOYEES, CONSULTANTS OR AGENTS OF SELLER ASSUME ANY PERSONAL LIABILITY FOR OBLIGATIONS ENTERED INTO BY OR ON BEHALF OF SELLER.

By:	/s/ Darryl Rawlings
Darryl Rawlings
CEO

BUYER’S Signature

10Deliveries at Closing.

(a)    Seller’s Delivery. At Closing, Seller shall deliver the following:

(i)    Bargain and Sale Deed, conveying title to the Real Property to Buyer, subject to no encumbrances, claims and defects other than (i) the rights of tenants, as tenants only, under the Tenant Leases and any new Leases entered into prior to Closing in accordance with the terms of this Agreement, (ii) the lien of real estate taxes and assessments not yet due and payable, and (iii) the Permitted Exceptions approved or deemed approved by Buyer pursuant to Section 4 above (the “Deed”).

(ii)    Real Estate Excise Tax Affidavit.

(iii)    Bill of Sale, conveying title to the Personal Property to Buyer.

(iv)    Assignment and Assumption of Leases, transferring the Tenant Leases to Buyer.

(v)    Assignment and Assumption of Contracts, transferring the Contracts Buyer has agreed to assume.

(vi)    FIRPTA Affidavit.

(vii)    The Tenant Estoppel Certificates.

(viii)     Any Seller Tenant Certificates

(ix)    All prepaid rents, security deposits, and other deposits and fees under the Tenant Leases (unless credited against the Purchase Price).

(x)    Tenant Leases and Tenant Lease files.

(xi)    A final closing statement, prepared by Escrow Agent (the “Closing Statement”).

(xii)    A counterpart of the Stock Purchase Agreement.

(b)    Buyer’s Delivery. At Closing, Buyer shall deliver the following:

(i)    Cash in the amount of the cash portion of the Purchase Price (subject to adjustments and prorations as set forth herein and with a credit for the Earnest Money).

(ii)    A counterpart of the Real Estate Excise Tax Affidavit.

(iii)    A counterpart of the Stock Purchase Agreement and issuance of the Shares pursuant thereto.

(iv)    A counterpart of the Assignment and Assumption of Leases.

(v)    A counterpart of the Assignment and Assumption of Contracts.

(vi)    A counterpart of the Closing Statement.

11Operations Pending Closing. Seller agrees to manage and operate the Property in a prudent manner and in a manner consistent with existing practices, and to keep the Property in good working order and repair (including all equipment, such as HVAC equipment, elevators, and similar equipment). Seller further agrees: (i) to maintain all usual and necessary business records pertaining to the Property; (ii) to maintain the Property in its current condition and repair, subject to reasonable wear and tear; (iii) to maintain the existing property and casualty insurance on the Property, (iv) to perform all of its obligations under any existing licenses, permits, Tenant Leases, and Contracts (v) to not lease, rent or otherwise permit any person or persons to occupy any portion of the Property other than new Tenant Leases executed with the prior written approval of Buyer, not to be unreasonably withheld or delayed (vi) to not construct additional improvements on the Property without the approval of Buyer, not to be unreasonably withheld or delayed; and (vii) to not enter into any new Contracts without the approval of Buyer not to be unreasonably withheld or delayed. Without in any way limiting the foregoing, Seller agrees to maintain a sufficient inventory of supplies, materials, equipment and other personal property for the proper management, maintenance and operation of the Property. Seller further agrees not to defer significant maintenance unless specifically instructed to do so by Buyer. Seller shall not remove or permit the removal of any Personal Property from the Property unless such items are replaced immediately with Personal Property of equal or greater value, without Buyer’s approval not to be unreasonably withheld or delayed.

By no later than the 10th day prior to Closing, Seller shall provide Buyer with a new Rent Roll for the Property as of the first day of such month, together with an income and expense statement for the Property for the prior month. The Rent Roll and income and expense statement shall be certified to Buyer by Seller.

12Effective Date. This Agreement is effective as of the date first set forth above.

13Condemnation. In the event that prior to the Closing Date written notice is received by Seller of any action, suit, or proceeding to condemn or take all or significant part (20% or more) of the Property under the powers of eminent domain, Buyer shall have the right to terminate its obligations under this Agreement after receiving notice of such condemnation or taking, in which case the Earnest Money Deposit shall promptly be returned to Buyer, this Agreement shall be of no further force and effect and neither party shall have any rights or obligations hereunder except those that are expressly stated to survive termination of this Agreement. In the event that, in the case of condemnation, Buyer shall not elect to terminate its obligations under this Agreement, Seller agrees to execute and deliver to the Buyer an absolute assignment on the Closing Date of any interest Seller may have in the proceeds of such condemnation award, and the purchase price shall be the full amount provided in Section 2. Notification of proceedings to condemn a significant portion of the Property prior to closing would constitute an extraordinary event relative to the understanding of the parties.

14Applicable Law, Entire Agreement. This Agreement is made in the State of Washington, and its validity, construction and Washington law shall govern all rights under it. This Agreement supersedes any prior agreement and contains the entire agreement of the parties on the matters described herein. No other agreement, statement or promise made by any party that is not in writing and signed by all parties to this Agreement shall be binding upon the parties hereto. Any amendments to this agreement shall be in writing and signed by both Buyer and Seller.

15Attorney Fees and Costs. If any party to this Agreement brings suit to enforce any of its rights hereunder, the prevailing party in such action, in addition to any other relief, shall be entitled to recover its reasonable attorney’s fees and costs, including any on appeal.

16FIRPTA. The Foreign Investment in Real Property Tax Act (FIRPTA), Internal Revenue Code Section 1445, requires that every Buyer of U.S. real estate must, unless an exemption applies, deduct and withhold from the Seller’s proceeds ten (10) percent of the gross sales price. The primary exemptions which might be applicable are: (a) Seller provides Buyer with an affidavit under penalty of perjury that Seller is not a “foreign person,” as defined in FIRPTA, or (b) Seller provides Buyer with a “qualifying statement,” as defined in FIRPTA, issued by the Internal Revenue Service. Seller and Buyer agree to execute and deliver, as appropriate any instrument, affidavit, or statement, and to perform any acts reasonably necessary to carry out the provisions of FIRPTA and the regulations promulgated hereunder.
17OFAC. To Seller’s knowledge, Seller represents and warrants that it is in compliance with the requirements of Executive Order No. 13224, 66 Fed. Reg. 49079 (Sept. 25, 2001) (the “Order”) and other similar requirements contained in the rules and regulations of the office of Foreign Assets Control, Department of the Treasury (“OFAC”) and in any enabling legislation or other Executive Orders or regulations in respect thereof (the Order and such other rules, regulations, legislation, or orders are collectively called the “Orders”). Further, Seller covenants and agrees to make its policies, procedures and practices regarding compliance with the Orders, if any, available to Buyer for its review and inspection during normal business hours and upon reasonably prior notice.
18Time of Essence. Time is of the essence in this Agreement.
19Intentionally Omitted.
20Assignment of Contracts. The Buyer shall assume all Tenant Leases and assignable vendor contracts, which the Buyer has not objected to during the feasibility period. The Seller shall cooperate in obtaining consents to such assumption, where consents are required, and shall transfer the vendor contracts at Closing
21Assignment. Buyer’s rights under this Agreement are not assignable without the prior written consent of Seller, which shall not unreasonably be withheld; provided, however, except with respect to the Shares contemplated in Section 2(c), Buyer may assign this Agreement without the consent of Seller to any affiliate of Buyer, which shall include any limited liability company or corporation of which Buyer, its principal shareholders, or any entity or entities controlled by Buyer or its principal shareholders, is a shareholder or member (an “Affiliated Entity” and an assignment, collectively, the “Permitted Assignment”). From and after any Permitted Assignment, the assignee shall be substituted for Buyer herein; however, Buyer shall remain liable hereunder unless such assignment has been approved by Seller. Seller’s rights under this Agreement are not assignable without the prior written consent of Buyer, which shall not unreasonably be withheld.

22AGENCY REPRESENTATION; BROKERS’ COMMISSION. Seller and Buyer represent to each other that they have had no dealings with any broker or finder in connection with this Agreement or the transaction contemplated hereby except that Buyer has been represented by Larry Almeleh and Lori Hill of Jones Lang LaSalle Brokerage, Inc. (“Buyer’s Broker”). Seller will pay Buyer’s Broker a fee in the amount of $100,000.00 out of proceeds available at Closing. The parties represent to each other that no other broker or person other than Buyer’s Broker is entitled to receive any broker’s commissions or finder’s fees or similar compensation in connection with any aspect of this transaction. It is agreed that if any claims for brokerage commissions or fees are ever made against Seller or Buyer in connection with this transaction other than the commission to Buyer’s Broker set forth above, all such claims shall be handled and paid by the party whose actions or alleged commitments form the basis of such claim. The party against whom the claim for such fees is made shall indemnify and defend and hold the other party harmless from any and all such claims or demands with respect to any brokerage fees or agent’s commissions or other compensation asserted by any person, firm, or corporation in connection with this Agreement or the transactions contemplated herein.
23Notices. Any demand, request or notice which either party hereto desires or may be required to make or deliver to the other shall be in writing and shall be deemed delivered when received if sent by private courier service (such as Federal Express), or by email when received as shown below,

To Seller:        Benaroya Capital Company, L.L.C.
Attn: Larry Benaroya    and Marc Nemirow                3600 -136th Place SE, Suite 250
Bellevue, WA 98006
Telephone:    (425) 440-6700
E-mail:        larryb@benaroya.com
marcn@benaroya.com

With a copy to:    Jameson Babbitt Stites & Lombard PLLC
Attn.: Anne DeVoe Lawler
801 Second Avenue, Suite 1000
Seattle, WA 98104
Telephone:    (206-516-3204)
Email:        alawler@jbsl.com

To Buyer:        Trupanion, Inc.
Attn: Darryl Rawlings, CEO
6100 4th Ave South
Seattle, WA 98108
E-mail:     Darryl.rawlings@trupanion.com

With a copy to:    Joseph E. Delaney
Foster Pepper PLLC
1111 Third Avenue, Suite 3000
Seattle, WA 98101
Telephone:    (206) 447-8940
E-mail:        joe.delaney@foster.com

Or to such other address or person either party may communicate to the other by written notice.

24Default. In the event Buyer fails without legal excuse to complete the purchase of the Property, the Earnest Money Deposit shall be forfeited to Seller as the sole and exclusive remedy available to Seller for such failure. If Seller shall fail to perform any covenant or agreement of Seller contained herein, Buyer may elect to seek one of the following alternatives: (a) specific performance of this Agreement; or (b) termination of this Agreement and recovery of the Earnest Money and damages (which damages shall be limited to Buyer’s reasonable out of pocket costs incurred in the Transaction not to exceed $200,000.00).
25Elevator Work. Buyer has requested that Seller commence elevator work at the Property. Seller agrees to commence such work prior to the Closing Date only if (a) it is performed pursuant to a written Contract to be approved by Buyer prior to commencement of the work, and (b) Buyer accepts title subject to any potential lien claims arising from the elevator work contract. Seller shall secure lien waivers for work paid for by Seller prior to Closing. At Closing, the contracts for the elevator work will be assigned to Buyer, and Buyer shall reimburse Seller for costs related to the elevator work incurred from May 4, 2018 to the Date of Closing up to the maximum amount provided for in the approved Contract. After Closing Buyer shall assume all responsibility for completing such elevator work at Buyer’s cost and expense.
26Employees. Seller agrees that after Buyer waives its contingencies under Section 8 above, Buyer may approach any or all of Seller’s onsite employees to discuss possible employment by Buyer after Closing. Seller acknowledges and agrees Buyer shall have no liability whatsoever to employees of Seller or the property manager with respect to any employee benefit plans or programs, retirement plans, accrued vacation, welfare benefits, excess benefit plans, plans maintained to provide workers compensation or unemployment benefits, or other benefits for Seller’s past or present employees or independent contractors, whether or not any such employees or independent contractors are offered employment by, or become employees of Buyer.
[signature page follows]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed in duplicate or in counterparts effective as of the Effective Date.

Buyer:                            Seller:

Trupanion, Inc.	Benaroya Capital Company, LLC,

a Delaware corporation                a Washington limited liability company

By:	/s/ Darryl Rawlings	By:	/s/ Marc G. Nemirow
	Darryl Rawlings		Marc G. Nemirow

Its:	CEO	Its:	Authorized Signatory

Exhibit “A”
Legal Description

EXHIBIT B
FORM OF TENANT ESTOPPEL CERTIFICATE

[SELLER ENTITY AND ADDRESS]
[BUYER ENTITY AND ADDRESS
Ladies and Gentlemen:
[_________________________________] (“Tenant”) acknowledges that (a) [SELLER ENTITY (“Landlord” or “Seller”) has entered into an agreement with [BUYER ENTITY] (“Buyer”) for the sale and purchase of the property commonly known as [PROPERTY ADDRESS] (the “Property”), (b) Landlord has requested Tenant to execute and deliver this Tenant Estoppel Certificate to Landlord, Buyer and present and future lenders providing financing with respect to the Property and related property (each, a “Lender”), and (c) Landlord, Buyer, Lender and their respective successors and assigns, will rely upon the certifications by Tenant in this Tenant Estoppel Certificate in connection with the sale, purchase and financing of the Building.
Tenant hereby certifies to its actual knowledge as follows:
1.Attached hereto as Schedule 1 is a true correct and complete copy of the Lease (as defined below).
2.Tenant currently leases in the Building the premises (the “Premises”) commonly known as “Suite _____,” containing ____ rentable square feet, pursuant to the terms and conditions of the ____________, dated _______________, between Landlord and Tenant, [as amended by ________________________] (the “Lease”). Except for the Lease, there are no agreements (written or oral) or documents that are binding on Landlord in connection with the lease of the Premises. The Lease is valid, binding and in full force and effect, and has not been modified or amended in any manner whatsoever except as set forth above in this Section 2.
3.The term of the Lease commenced on _______________, and including any presently exercised option or renewal term, ends on ________________, subject to any rights of Tenant to extend the term expressly set forth in the Lease. Tenant has no rights to extend the term of the Lease except as follows: ___________________________________.
4.Landlord has delivered possession of the Premises to Tenant, and Tenant has accepted possession of, and currently occupies, the Premises.
5.The current monthly base rent payable under the Lease is $___________, and the current monthly payment payable under the Lease on account of taxes and operating expenses payable under the Lease is $___________________. Tenant’s % share is _____%. Rent and all other charges payable under the Lease on or before the date hereof have been paid [If Tenant has not commenced paying minimum monthly rent, then state the date that Tenant is obligated to commence payment of such rent.]. No amounts of monthly base rent payable under the Lease have been prepaid except through the end of the current calendar month, and no other charges payable under the Lease have been prepaid for any period, other than estimated payments of operating expenses and taxes. There are no applicable abatements on rent or other charges now or hereafter existing under the Lease except as follows [if none please insert “none”]: ______________________________.
6.All reconciliations of actual taxes and operating expenses for calendar year 2017 and all previous calendar years during Tenant’s tenancy have been made and report(s) thereof delivered to Tenant, and any payments therefor from Tenant have been made.
7.Tenant has no options, rights of offer, rights of refusal or other rights to purchase all or any portion of the Building. Tenant has no options, rights of offer, rights of refusal or other rights to expand the Premises or lease any other premises in the Building, except as set forth in the Lease.

8.All obligations, if any, of Landlord under the terms of the Lease with respect to improvements or repairs to the Premises have been fully performed, and all allowances, reimbursements or other obligations of Landlord for the payment of monies to or for the benefit of Tenant have been fully paid, any improvements required by the terms of the Lease to be made by Landlord have been completed to the satisfaction of Tenant in all respects, all in accordance with the terms of the Lease except as follows: __________________________________. [Adjust to describe the situation with Leases in which TIs have not been completed or allowances/reimbursements have not been fully paid]
9.To Tenant’s knowledge, Landlord is not in default in the performance of any covenant, agreement or condition contained in the Lease, and no event has occurred and no condition exists which, with the giving of notice or the lapse of time, or both, would constitute a default by Landlord under the Lease.
10.Tenant is in possession of the Premises and has not subleased any portion of the Premises or assigned or otherwise transferred any of its rights under the Lease.
11.Pursuant to the terms of the Lease, Tenant has the right [OR OBLIGATION] to use ________ parking spaces at the Property and Tenant is paying $_____ per month for each of the parking spaces allocated to Tenant.
12.Landlord is holding _____________________ Dollars ($________________) as a security deposit under the Lease. Tenant has provided no other security to Landlord with respect to the Lease.
13.The individual executing this Tenant Estoppel Certificate has the authority to do so on behalf of Tenant and to bind Tenant to the terms hereof.
[Tenant Name]

By:
Its:

Schedule 1 to Exhibit B
Copy of Lease

Exhibit “C”
Form of Seller Tenant Certificate

SELLER’S ESTOPPEL CERTIFICATE

BENAROYA CAPITAL COMPANY, L.L.C. a Washington limited liability company (“Seller”) makes the following representations concerning that certain Lease dated ______________(“Lease”) by and between Seller, as landlord, and ___________________, a _______________ (“Tenant”), and acknowledges and agrees that __________________________, a ______________________, is acquiring the property commonly known as 6100 Fourth Avenue South, Seattle, WA (“Leased Premises”), the legal description of which is attached to the Lease as Exhibit “A,” in material reliance on these representations:

a)
The Lease (and any amendments thereto) sets forth the entire agreement between Seller and Tenant with respect to the Leased Premises, including, but not limited to, all understandings and agreements relating to the construction or installation of any leasehold improvements, and to the conditions precedent to the occupancy of the Leased Premises by Tenant.

b)
The Lease has been duly authorized, executed, and delivered by Seller. To the best of Seller’s knowledge, the Lease is binding on Tenant, and Tenant has no offsets, claims, or defenses to the enforcement of the Lease.

c)	The Lease is in full force and effect and has not been amended, modified, or assigned.

d)
Tenant has accepted possession of the Leased Premises and presently occupies it, and is paying rent on a current basis. The Premises contain _______ rentable square feet. No rentals or other amounts payable under the Lease are accrued or unpaid by Tenant.

e)
Seller is not in default in the performance of the Lease, and has not committed any breach of the Lease, nor has any event occurred which, with the passage of time or the giving of Notice, or both, would constitute a default or breach by Seller. No notice of default has been given to Seller.

f)
To the best of Seller’s knowledge, Tenant is not in default in the performance of the Lease, nor has Tenant committed any breach thereof, nor has any event occurred which, with the passage of time or the giving of notice, or both, would constitute a default or breach by Tenant. No notice of default has been given to Tenant.

g)
The commencement date of the Lease was ____________; the rent commencement date was ___________; and the expiration date of the Lease shall be ____________. [Tenant has __________ year options to extend the term of the Lease at the rental set forth in the Lease].

h)	Seller has not given Tenant notice of any assignment, hypothecation, mortgage, or pledge of Seller’s interest in the Lease or the rents or other amounts payable thereunder.

i)
The current monthly base rent payable under the Lease is $___________, and the current monthly payment payable under the Lease on account of taxes and operating expenses payable under the Lease is $___________________. Tenant’s % share is _____%. Rent and all other charges payable under the Lease on or before the date hereof have been paid [If Tenant has not commenced paying minimum monthly rent, then state the date that Tenant is obligated to commence payment of such rent.]. No amounts of monthly base rent payable under the Lease have been prepaid except through the end of the current calendar month, and no other charges payable under the Lease have been prepaid for any period, other than estimated payments of operating expenses and taxes. There are no applicable abatements on rent or other charges now or hereafter existing under the Lease except as follows [if none please insert “none”]: ______________________________.

j)
All reconciliations of actual taxes and operating expenses for calendar year 2017 and all previous calendar years during Tenant’s tenancy have been made and report(s) thereof delivered to Tenant, and any payments therefor from Tenant have been made.

k)
Tenant has no options, rights of offer, rights of refusal or other rights to purchase all or any portion of the Building. Tenant has no options, rights of offer, rights of refusal or other rights to expand the Premises or lease any other premises in the Building, except as set forth in the Lease.

l)
All obligations, if any, of Landlord under the terms of the Lease with respect to improvements or repairs to the Premises have been fully performed, and all allowances, reimbursements or other obligations of Landlord for the payment of monies to or for the benefit of Tenant have been fully paid, any improvements required by the terms of the Lease to be made by Landlord have been completed to the satisfaction of Tenant in all respects, all in accordance with the terms of the Lease except as follows: __________________________________. [Adjust to describe the situation with Leases in which TIs have not been completed or allowances/reimbursements have not been fully paid]

m)	Tenant is in possession of the Premises and has not subleased any portion of the Premises or assigned or otherwise transferred any of its rights under the Lease.

n)
Pursuant to the terms of the Lease, Tenant has the right [OR OBLIGATION] to use ________ parking spaces at the Property and Tenant is paying $_____ per month for each of the parking spaces allocated to Tenant.

o)	Landlord is holding _____________________ Dollars ($________________) as a security deposit under the Lease. Tenant has provided no other security to Landlord with respect to the Lease.

SELLER:

BENAROYA CAPITAL COMPANY, L.L.C.
A Washington limited liability company

By:_______________________________
Its:_______________________________

Exhibit “D”
Form of Stock Purchase Agreement

TRUPANION, INC.
COMMON STOCK PURCHASE AGREEMENT

THIS COMMON STOCK PURCHASE AGREEMENT is made and entered into as of [•], 2018, by and between Trupanion, Inc., a Delaware corporation (the "***Company***"), and Benaroya Capital Company, L.L.C. ("***Purchaser***").

NOW, THEREFORE, in consideration of the following and the mutual promises and covenants set forth herein, the parties agree as follows:

1. **Issuance of Shares; Closing.**

(a) In consideration for Purchaser's execution of that certain Real Estate Purchase and Sale Agreement dated [___] (the "***Real Estate Agreement***"), and subject to the terms and conditions thereof and hereof, the Company shall issue to Purchaser [___][1] shares (the "***Shares***") of the Company's common stock (the "***Common Stock***") at a price per share equal to $[__][2]. The term "Shares" shall include the purchased Shares and all securities received in replacement of or in connection with the Shares pursuant to any stock dividends or splits, all securities received in replacement of the Shares in any recapitalization, merger, reorganization, exchange or the like, and all new, substituted or additional securities or other properties to which Purchaser is entitled by reason of Purchaser's ownership of the Shares.

(b) The issuance of the Shares shall occur at the principal office of the Company immediately upon the Closing (as defined in the Real Estate Agreement).

2. **Representations and Warranties of the Company**. The Company represents and warrants to Purchaser, as of the date of this Agreement, as follows:

(a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to carry on its business as presently conducted and as proposed to be conducted.

(b) The Company has full corporate power and authority to enter into this Agreement and perform its obligations hereunder, including the issuance of the Shares. When executed by the Company, this Agreement will be a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except to the extent limited by general principles of equity and applicable bankruptcy, insolvency, reorganization, moratorium or similar laws of general application relating to or affecting creditors' rights.

(c) The Shares, when issued, sold and delivered in accordance with the terms and for the consideration set forth in this Agreement, will be validly issued, fully paid and nonassessable and free of restrictions on transfer other than restrictions on transfer under this Agreement, applicable state and federal securities laws and liens or encumbrances created by or imposed by Purchaser. Assuming the accuracy of the representations of Purchaser in Section 3 of this Agreement, the Shares will be issued in compliance with all applicable federal and state securities laws.

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[1] NTD: $10M divided by the public offering price.
[2] NTD: The public offering price.

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(d) The Company is not in material violation or default (i) of any provisions of its Certificate of Incorporation or Bylaws, (ii) of any instrument, judgment, order, writ or decree, or (iii) of any provision of federal or state statute, rule or regulation applicable to the Company.

3. **Representations, Warranties and Covenants of Purchaser.** In connection with the purchase of the Shares, Purchaser represents and warrants to the Company the following:

(a) Purchaser is acquiring the Shares for investment for Purchaser's own account, not as a nominee or agent, only and not with a view to, or for resale in connection with, any "distribution" thereof within the meaning of the Securities Act of 1933, as amended (the "***Securities Act***"). Purchaser has no present intention of selling, granting any participation in, or otherwise distributing the Shares. Purchaser does not have any contract, undertaking, agreement or arrangement with any person or entity to sell, transfer or grant participations to such person or entity or to any other person or entity, with respect to any of the Shares.

(b) Purchaser understands that the Shares have not been registered under the Securities Act or any state securities laws by reason of specific exemptions therefrom which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of Purchaser's representations as expressed herein, and that the Shares must be held indefinitely, unless they are subsequently registered under the Securities Act and applicable state securities laws or Purchaser provides evidence satisfactory to the Company that an exemption from registration is available.

(c) Purchaser will not sell, transfer or otherwise dispose of the Shares in violation of the Securities Act, the Securities Exchange Act of 1934, as amended (the "***Exchange Act***"), any state securities law or the rules promulgated thereunder. Purchaser will not dispose of the Shares unless and until Purchaser has complied with all requirements of this Agreement applicable to the disposition of the Shares and Purchaser has provided the Company with written assurances, in substance and form satisfactory to the Company, that (i) the proposed disposition does not require registration of the Shares under the Securities Act or all appropriate action necessary for compliance with the registration requirements of the Securities Act or with any exemption from registration available under the Securities Act (including Rule 144) has been taken, and (ii) the proposed disposition will not result in the contravention of any transfer restrictions applicable to the Shares under any applicable state securities laws, rules and regulations.

(d) During the two (2) year period following the pricing of the Financing (as defined in the Real Estate Agreement) (such period, the "***Lockup Period***"), Purchaser will not offer, sell, contract to sell (including any short sale), pledge, hypothecate, establish an open "put equivalent position" within the meaning of Rule 16a-1(h) under the Exchange Act, grant any option, right or warrant for the sale of, purchase any option or contract to sell, sell any option or contract to purchase, or otherwise encumber, dispose of or transfer, or grant any rights with respect to, directly or indirectly, any of the Shares, or enter into a transaction which would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of the Shares, or publicly disclose the intention to do any of the foregoing, without the express written consent of the Company, which consent may be withheld in the Company's sole discretion.

(e) Purchaser is an "Accredited Investor" within the meaning of Regulation D as such term is defined in Rule 501 of Regulation D promulgated under the Securities Act. Purchaser is able to fend for itself in the transactions contemplated by this Agreement, has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of this investment, has the ability to bear the economic risks of this investment. Purchaser has been furnished with, and has had access to, such information as Purchaser considers necessary or appropriate for deciding whether to invest

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in the Shares, and Purchaser has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the issuance of the Shares. Purchaser recognizes that the Shares is a highly speculative investment and involves a high degree of risk, and Purchaser is able, without impairing its financial condition, to hold the Shares for an indefinite period of time and to suffer a complete loss with respect to the Shares.

(f) Unless and until the Shares are registered as contemplated in Section 4 below, and in any event subject to the Purchaser's covenant not to transfer the Shares during the Lock-Up Period as provided in Section 3(d) above, Purchaser understands that Purchaser will generally have no ready means of disposing of the Shares should the need arise. As a result, Purchaser acknowledges that Purchaser is not making a short-term commitment, and does not anticipate a quick method of disposing of the Shares offered hereby should that become necessary.

(g) Purchaser has made such investigation of the Company as Purchaser deemed appropriate for determining to acquire (and thereby make an investment in) the Shares. Purchaser has had the opportunity to review this Agreement and the Company's filings with the Securities and Exchange Commission (the "***SEC***"), including the risk factors contained therein, and has been afforded (i) the opportunity to ask such questions as Purchaser has deemed necessary of, and to receive answers from, representatives of the Company concerning the purchase of the Shares and the merits and risks of investing in the Shares; (ii) access to information about the Company and its financial condition, results of operations, business, properties, management and prospects sufficient to enable Purchaser to evaluate Purchaser's investment; and (iii) the opportunity to obtain any additional information or confer with any financial, tax, legal or other advisors as Purchaser believes is necessary to make an informed investment decision with respect to the purchase of the Shares.

(h) Information provided to Purchaser by the Company include matters that may be considered "forward looking" statements within the meaning of Section 27(a) of the Securities Act and Section 21(e) of the Exchange Act, which statements Purchaser acknowledges and agrees are not guarantees of future performance and involve a number of risks and uncertainties, and with respect to which the Company makes no representations or warranties. Purchaser understands that the level of disclosure provided by the Company is less than that which would be provided in a securities offering registered under the Securities Act in reliance on the sophistication and investment experience of Purchaser.

(i) All certificates representing any Shares subject to the provisions of this Agreement shall have endorsed thereon the following legends:

> (i) "THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"). THESE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO DISTRIBUTION OR RESALE, AND THEY MAY NOT BE TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT FOR SUCH SHARES UNDER THE ACT OR PURSUANT TO RULE 144 UNDER THE ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT REGISTRATION IS NOT REQUIRED UNDER THE ACT."
>
> (ii) "THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CONTRACTUAL RESTRICTIONS ON TRANSFER FOR A PERIOD OF TWO YEARS FROM THE PRICING OF

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THE FINANCING AS SET FORTH UNDER A CERTAIN REAL ESTATE PURCHASE AND SALE AGREEMENT AVAILABLE FROM THE COMPANY."

(iii) Any legend required by applicable state laws.

4. **Covenant to Register Shares**. The Company shall use its best efforts to utilize an existing shelf registration statement, or if no existing shelf registration is available to prepare and file with the Commission a registration statement (in either case, the "***Registration Statement***"), that registers the offer and sale of the Shares by the Purchaser. The Company shall use commercially reasonable efforts to cooperate with the Purchaser reasonably in advance of such filing, including to provide the proposed filing prior to Closing, to ensure it is reasonably satisfactory to the Purchaser and can be made as promptly as practicable following Closing, and the Company shall make such filing as promptly as practicable following Closing. The Company shall use its commercially reasonable efforts to cause the Registration Statement to be and remain continuously effective under the Securities Act until the earlier of (a) the date that all of the Shares covered by the Registration Statement have been sold or can be sold publicly under Rule 144, or (b) the date that is one (1) year following the expiration of the Lockup Period. The Company shall pay all of the Company's fees and expenses incident to the performance of or compliance with its obligations under this paragraph, including any applicable SEC filing fees.

5. **Miscellaneous Provisions**.

(a) Specific Enforcement. The Company and Purchaser expressly agree that they will be irreparably damaged if this Agreement is not specifically enforced. Upon a breach or threatened breach of the terms, covenants and/or conditions of this Agreement by any party, the Company and Purchaser shall, in addition to all other remedies, each be entitled to a temporary or permanent injunction, without showing any actual damage, and/or a decree for specific performance, in accordance with the provisions of this Agreement.

(b) Notices. Any notice given under this Agreement shall be in writing and delivered in person, via facsimile machine or electronic mail, sent by documented overnight delivery service or mailed by certified or registered mail, postage prepaid, to the appropriate party or parties at their principal corporate offices, or to such other address as the parties may hereinafter designate. Unless otherwise specified in this Agreement, all such notices and other written communications shall be effective (and considered received for purposes of this Agreement): (i) if delivered by hand, upon delivery; (ii) if by facsimile machine during normal business hours, upon transmission with confirmation of receipt by the receiving party's facsimile terminal and if not sent during normal business hours, then on the next business day; (iii) if sent via electronic mail or by documented overnight delivery service, on the date following the date on which such notice or other written communication is delivered to such overnight delivery service for mailing; or (iv) if mailed via first-class regular mail, forty-eight (48) hours after mailing.

(c) Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

(d) Severability. If one or more provisions of this Agreement are held to be invalid, illegal or unenforceable in any respect under applicable law, the parties agree to renegotiate such provision in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable

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replacement for such provision, then (i) such provision shall be excluded from this Agreement, (ii) the balance of this Agreement shall be interpreted as if such provision were so excluded and (iii) the balance of this Agreement shall be enforceable in accordance with its terms.

(e) Amendment. This Agreement may be amended only by a written instrument executed by the Company and Purchaser.

(f) Governing Law. This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties shall be governed, construed and interpreted in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of law. Each party irrevocably consents to the exclusive of jurisdiction of the U.S. federal courts and the state courts located in King County, Washington in any suit or proceeding based in or arising under this Agreement and irrevocably agree that all claims in respect of such suit or proceeding may be determined in such courts.

(g) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

(h) Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

(i) Entire Agreement. This Agreement, and the documents referred to herein, constitute the entire agreement of the parties with respect to the specific subject matter and supersedes in their entirety all other agreements or understandings between or among the parties hereto with respect to such specific subject matter.

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IN WITNESS WHEREOF, the parties hereto have executed this Common Stock Purchase Agreement as of the day and year first above written.

COMPANY:

TRUPANION, INC.

By: ______________________________

Name: ______________________________

Title: ______________________________

PURCHASER:

BENAROYA CAPITAL COMPANY, L.L.C.

By: ______________________________

Name: ______________________________

Title: ______________________________